UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Willbros Group, Inc.

(Exact name of registrant as specified in its charter)

Republic of Panama	98-0160660

(State of incorporation or organization)	(I.R.S. Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates:                      (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Explanatory Note
     This Amendment No. 1 to Form 8-A is being filed by Willbros Group, Inc., a Republic of Panama corporation (the “Registrant”), to amend the Registrant’s Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission on April 12, 1999 (the “Form 8-A”).
Item 1. Description of Registrant’s Securities to be Registered.
     Reference is hereby made to the Form 8-A and such Form 8-A is incorporated herein by reference.
     The Registrant’s Board of Directors has approved, and the Registrant has entered into, that certain Agreement and Plan of Merger dated as of December 10, 2008, by and among the Registrant, Willbros Group, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“Willbros Delaware”), and Willbros Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Willbros Delaware (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Registrant and whereby the Registrant will be the surviving company in the merger and become a wholly owned subsidiary of Willbros Delaware (the “Merger”).
     In connection with the Merger, on February 20, 2009, the Registrant entered into that certain First Amendment (the “First Amendment”) to the Rights Agreement dated as of April 1, 1999 (the “Rights Agreement”), by and between the Registrant and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agent”). As more fully set forth in the First Amendment, the First Amendment, among other things, provides for the termination of the Rights Agreement (except for the rights, obligations and liabilities of the Registrant and the Rights Agent set forth in Section 18 and Section 20 of the Rights Agreement) immediately prior to the effective time of the Merger. A copy of the First Amendment is attached hereto as Exhibit 4 and is incorporated herein by reference. The foregoing description of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment.
Item 2. Exhibits.

Exhibit No.	Description

4*	First Amendment to Rights Agreement dated as of February 20, 2009, by and between the Registrant and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.

*	Filed herewith

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Willbros Group, Inc.
Dated: February 23, 2009	By:	/s/ Dennis G. Berryhill
Dennis G. Berryhill
Secretary

EXHIBIT INDEX

Exhibit No.	Description

4*	First Amendment to Rights Agreement dated as of February 20, 2009, by and between the Registrant and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.

*	Filed herewith

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